EXHIBIT 99.1

TransBiotec, Inc. Announces a Seasoned Strategic New Management Team

New management team appointed to assist the Company in bringing its patented SOBRSafe® finger scan alcohol detection device and technology to market.

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TransBiotec, Inc.

November 15, 2019 PT

SANTA ANA, Calif., November 15, 2019 (IMLE-OTC), is pleased to announce the appointment of Kevin Moore to the position of Chief Executive Officer, the appointment of David J. Gandini to the position of Chief Revenue Officer and the election of Gary J. Graham as a member of our Board of Directors.

Kevin is accomplished entrepreneur and C-suite executive who was most recently President and owner of Van’s Equipment Company initially a "greenfield" project during the Great Recession and grew to a very successful multi location business serving the Colorado region before its sale in 2017. He was previously CEO and owner of Summit Quality, an international quality management and sales organization which secured over $50 million year in revenue for its clients. Prior to that endeavor, Kevin was CEO and owner Automotive Testing Technologies, quadrupling testing revenue in four years, then successfully selling the business to a competitor.  He is currently an active business and real estate investor through Moore Holdings Incorporated. He received a Bachelor of Science degree in business from Colorado State University.

David has over 30 years of C-Suite experience and leadership in identifying and seizing opportunities in emerging markets, business development, team building, raising capital and revenue generation for the mutual benefit of investors, colleagues and customers. David creates effective strategic alliances, builds strong relationships and brings high energy to organizations. He received a Bachelor of Arts degree in telecommunications from Michigan State University in 1981 where he received a hockey scholarship. David played for the first US Jr. Olympic hockey team in 1976-77 in Europe.

Gary has over 35 years of investment and merchant banking experience, beginning his career at Smith Barney & Co. in New York where he specialized in developing financing solutions for growth companies and later working for Drexel Burnham Lambert on special project financing. He has provided financial advice to both domestic and foreign entities. He has also served as Chairman, Director and Interim Chief Executive Officer of several private corporations. Having sold his own Denver based investment banking firm, Gary developed First Capital Business Development, LLC and has spent much of the past decade providing executive management experience in operations, budgeting and capital acquisition to start-up and underperforming emerging- growth companies with highly scalable products or technologies. Drawing upon Gary’s experience in mergers, acquisitions, private and public financings, joint ventures, distribution transactions, restructuring and business development, First Capital’s clients have realized their operational and financial goals, as well maximized their shareholder values.

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“We are pleased and excited to welcome Kevin, David and Gary to the TransBiotec management team, which will now be well-versed in technical product development, financing and related c-suite expertise affording us the opportunity to make a difference,” stated TransBiotec President Chuck Bennington.

“The potential exists for TransBiotec to prevent alcohol-related injuries and deaths in school buses, manufacturing facilities and commercial fleet vehicles and we look forward to our pilot programs we have planned for Q1 of 2020,” stated TransBiotec Chief Revenue Officer David J. Gandini.

About TransBiotec, Inc.

TransBiotec, Inc. has developed and patented a non-invasive alcohol sensing system ("SOBR") which includes an ignition interlock.  The alcohol sensing system offers a unique solution to the national drunk driving problem that can now be applied to new markets. SOBR consists of two parts: an ethanol alcohol detection system and an ignition interlock device connected through a microprocessor. SOBR detects the ethanol alcohol level of the operator and does not allow the vehicle or equipment to start if the ethanol alcohol level is above a preset limit.  In addition, random real-time monitoring also ensures that the operator cannot continue to operate a vehicle with an unsafe alcohol level. TransBioTec is currently developing a handheld application that can be applied to several different markets.

Forward Looking Statement

TransBiotec, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in TransBiotec, Inc.'s filings with the Securities and Exchange Commission, including TransBiotec, Inc.'s recent Form 8-K Current Report.

SOURCE TransBiotec, Inc.

Contact Information:

David R. Gandini, CRO

T: (303) 881-2871

Email: david@sobrsafe.com

For additional information:

Please see the Company’s recently filed Current Report on Form 8-K

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